EXHIBIT 3

IRREVOCABLE PROXY AND AGREEMENT

Each of the undersigned hereby grants Ronald B. Port, individually (“Ron”), the true and lawful proxy and attorney-in-fact of the undersigned stockholder with full power of substitution and re-substitution to vote the common stock of Lawson Products, Inc. (the “Company”), for which the undersigned is the beneficial stockholder or otherwise has voting control (the “Lawson shares”) at any and all meetings of the stockholders of the Company, whether annual or special, and at any adjournment or adjournments or postponements of any such meetings, and in any action by written consent of stockholders of the Company (the “Proxy”).  The Proxy shall begin on the date of hereof and end on the Proxy Termination Date, as defined below.

The Proxy Termination Date means the first to occur of (i) June 11, 2012, (ii) the date of death of Ron, (iii) the date that Ron becomes permanently incapacitated (provided, that Ron may not exercise any Proxy at any time that he is temporarily incapacitated, in which case the stockholder granting the Proxy may vote the shares during such period of incapacitation) and (iv) the date of a transfer of the shares, by sale or otherwise, to a Qualified Transferee (defined below), but only with respect to any shares which are transferred to a Qualified Transferee.   No later than ten (10) days prior to any vote of Lawson shares, each of the undersigned shall provide Ron with all documentation necessary for Ron to exercise the Proxy granted herein.

The term “Qualified Transferee” shall mean and include any person or entity other than (1) a descendant of Sidney L. Port, (2) a spouse or surviving spouse of a descendant of Sidney L. Port, (3) any trust or estate for the benefit of any of such individuals, (4) any other entity owned or controlled by any of such individuals or such trusts, or (5) any other person or entity who has an agreement, arrangement, or understanding with any person identified in (1) through (4) with respect to the voting or disposition of any such transferred shares where such agreement, arrangement or understanding would continue following the transfer by any person identified in (1) through (4) of any such transferred shares.  The undersigned shall promptly (and in any event no later than two days after the transfer) notify Ron of any transfer to a Qualified Transferee.

The Proxy granted herein shall be irrevocable, granted in consideration of good and valuable consideration, the adequacy of which is hereby acknowledged, and shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy. This Proxy shall revoke all prior proxies granted by the undersigned with respect to Lawson shares. The undersigned shall not grant any proxy to any person that conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death, disability or incompetence of the undersigned.

Notwithstanding any provision of this Proxy to the contrary, it is the specific intention of the Parties that the Proxy shall have no effect whatsoever on the marketability or transferability of the Lawson shares which are subject to the Proxy, such that a Qualified Transferee shall not be subject to the Proxy.  In no event shall a Proxy granted under this Agreement be reflected in the Lawson stock register, be evidenced on any share certificate by legend or otherwise, or be evidenced on the records of any account holding such shares.  Each Proxy granted shall specifically exclude the right to vote on any transaction involving the sale of all or substantially all of Lawson’s assets, or any merger or other business combination transaction to which Lawson or any of its affiliates is a party.

This Proxy shall be binding upon each of the undersigned and their respective successors in interest, heirs, legatees, executors and assigns, except that this Proxy shall not be binding upon any Qualified Transferee.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned have caused this irrevocable Proxy to be executed and granted as of the date first written above.

/s/ Roberta P. Washlow	/s/ H. George Mann
Roberta P. Washlow, individually; as co-executor of the Probate Estate of Sidney L. Port; as co-trustee of the Sidney L. Port Trust Dated July 22, 1970, as restated August 28, 2006; and as a co-trustee of each of the Roberta P. Washlow Exempt Trust and the Roberta P. Washlow Nonexempt Trust, each established under the Sidney L. Port 2001 Descendants Trust dated December 31, 2001

H. George Mann (George), as co-executor of the Probate Estate of Sidney L. Port; as co-trustee of the Sidney L. Port Trust Dated July 22, 1970, as restated August 28, 2006; as co-trustee of each of the Roberta P. Washlow Exempt Trust and the Roberta P. Washlow Nonexempt Trust, the Ronald B. Port Exempt Trust and the Ronald B. Port Nonexempt Trust, each established under the Sidney L. Port 2001 Descendants Trust dated December 31, 2001; and as trustee of each of the SLP 2003 Trust A, SLP 2003 Trust B, SLP 2003 Trust C, and SLP 2003 Trust D, each created pursuant to a severance on March 6, 2008 of that certain trust known as the Exempt Trust which was created under that certain trust instrument known as the Sidney L. Port 2003 Descendants Trust dated December 1, 2003

/s/ James S. Errant	/s/ Michael D. Marrs
James S. Errant, individually; as a trustee of the SP GST Family Trust under agreement Sandra L. Errant Revocable Trust; as trustee of the SP NonGST Family Trust under agreement Sandra L. Errant Revocable Trust; as trustee of the Sandra L. Errant NonGST Marital Trust under agreement Sandra L. Errant Revocable Trust.

Michael D. Marrs, as co-trustee of each of the Roberta P. Washlow Exempt Trust and the Roberta P. Washlow Nonexempt Trust, each established under the Sidney L. Port 2001 Descendants Trust dated December 31, 2001, and as trustee of SLP 2003 Trust A, created pursuant to a severance on March 6, 2008 of that certain trust known as the Exempt Trust which was created under that certain trust instrument known as the Sidney L. Port 2003 Descendants Trust dated December 1, 2003

/s/ Charles Levun	/s/ James Gardner
Charles Levun, as co-trustee of each of the Ronald B. Port Exempt Trust and the Ronald B. Port Nonexempt Trust, each established under the Sidney L. Port 2001 Descendants Trust dated December 31, 2001, and as trustee of SLP 2003 Trust B

James Gardner, as trustee of each of the SLP 2003 Trust C and the SLP 2003 Trust D, each created pursuant to a severance on March 6, 2008 of that certain trust known as the Exempt Trust which was created under that certain trust instrument known as the Sidney L. Port 2003 Descendants Trust dated December 1, 2003

/s/ Jenna E. Walsh	/s/ Samanta E. Borstein
Jenna E. Walsh, individually and as representative for her minor and unborn descendants	Samantha E. Borstein, individually and as representative for her minor and unborn descendants